Exhibit 99.1

Park City Group Reports 41% Increase in Net Income for the

Third Quarter of Fiscal 2022

Income from Operations increases 64% as recurring revenue increases 7%;

Continues preparation toward traceability solution to meet FDA mandates

Salt Lake City, UT – May 16, 2022 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the third quarter of fiscal 2022, the period ended March 31, 2022.

Third Fiscal Quarter Financial Highlights:

●	Recurring revenue increased 7.3% to $4.6 million. Year-to-date, recurring revenue increased 8.1% to $13.3 million.
●	Recurring SaaS revenue increased from 70% of total revenue to 99% of revenue.
●	Total revenue decreased to $4.6 million from $6.0 million, down 24% due to the elimination of essentially all non-recurring revenue, including MarketPlace.
●	Total operating expense decreased 36% to $3.4 million from $5.3 million.
●	Operating income increased 64% to $1.2 million from $718,000 in the third quarter last year.
●	GAAP net income increased 41% to $1.1 million vs. net income of $773,000.
●	Net income to common shareholders increased 50% to $941,000, vs. $627,000.
●	EPS of $0.05, up 55% vs. $0.03 in the prior year third quarter.
●	Cash from operations of $4.0 million year-to-date.
●	The Company repurchased 538,376 shares at an average price of $6.95 for a total of $3.74 million in the quarter.

Randall K. Fields, Chairman and CEO of Park City Group commented, “Park City continues to benefit from our all-SaaS model, with 7% growth in recurring revenue in the quarter, 8% year-to-date. This continued bottom-line growth is accelerating both our profitability and cash generation. Each part of our business is growing and our customers are expanding our role in their businesses as we continue to demonstrate significant value.”

“During the quarter, an existing customer which is one of the largest wholesalers in the world, signed an agreement to be a ReposiTrak reseller,” continued Mr. Fields. “With this, we will now have one of our largest customers, promoting our compliance and traceability solutions to their thousands of customers. This agreement is a strong validation of our traceability solution, demonstrating our desirable place in the industry. This underscores how critical industry leaders view traceability even before final FDA regulations are announced.”

“Our recurring revenue in the quarter represented 157% of our cash operating costs, ensuring systemic profitability,” added Mr. Fields. “This resulted in a 64% increase in operating income and a 41% increase in net income. On an annualized run rate basis, our revenue per employee is $268,000. This is almost double the revenue per employee for SaaS companies of similar revenue. As we continue to grow our recurring revenue, we expect approximately 80-85 cents of each incremental dollar to fall to the bottom line, even as we invest in our next major catalyst, traceability. This is already evident in our 83% gross margin in the quarter.”

Mr. Fields continued, “We continue to work closely with key customers, and have productive conversations with the FDA, to advance our solution to the coming FDA traceability mandates. The focus on food safety and traceability is driving systemic changes, both through industry initiatives and through FDA mandates, and Park City Group represents the proven partner to help the industry navigate these changes. We have solutions today, and we are well positioned to address the specific requirements of FDA mandates which we expect to be released in November of this year.”

Third Quarter Financial Results (three months ended March 31, 2022, vs. three months ended March 31, 2021):

Total revenue decreased 24% to $4.6 million as compared to $6.0 million due to sunsetting approximately $1.8 million in non-recurring revenue. Total operating expense decreased 36% to $3.4 million due to lower corresponding MarketPlace revenue and lower overall SG&A expense. GAAP net income was $1.1 million, up 41% compared to $773,000. Net income to common shareholders increased 41% to $941,000, or $0.05 per diluted share, compared to $627,000, or $0.03 per diluted share.

Year-To-Date Financial Results (nine months ended March 31, 2022, vs. nine months ended March 31, 2021):

Total revenue decreased 18% to $13.5 million as compared to $16.4 million due to a nearly $4.2 million planned elimination of all non-recurring revenue. Total operating expense decreased 31% to $10.2 million due to elimination of MarketPlace costs and lower overall SG&A. GAAP net income was $2.9 million versus $3.0 million. The prior-year period included a $1.1 million gain related to the forgiveness of the Company’s PPP loan. Absent the one-time gain, net income increased 58%. GAAP net income to common shareholders was $2.5 million, or $0.13 per diluted share, compared to $2.5 million (inclusive of the $1.1 million non-recurring gain), or $0.13 per diluted share.

Share Repurchases:

In the third quarter, the Company repurchased 538,376 shares at an average price of $6.95 for a total of $3.74 million. To date, the Company has repurchased 1.52 million shares at an average price of $ 6.09 for a total of $9.26 million. The Board has authorized an additional $9.0 million repurchase. The Company has approximately $11.7 million remaining on the $23 million total buyback authorization since inception.

Balance Sheet:

The Company had $21.3 million in cash and cash equivalents at March 31, 2022, compared to $24.1 million at June 30, 2021. The Company had $3.4 million drawn on its working line of credit as of March 31, 2022. Funds were utilized to buy back additional shares of stock.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday, May 16th

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International: 1-201-493-6779

Conference ID: 13729802

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday May 16, 2022, 7:15 p.m. ET

Replay Expiry: Thursday, June 16, 2022, 11:59 p.m. ET

Replay Pin Number: 13729802

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	March 31, 2022	June 30, 2021
Assets
Current Assets:
Cash	$21,269,307	$24,070,322
Receivables, net of allowance for doubtful accounts of $192,315 and $234,693 at March 31, 2022 and June 30, 2021, respectively	3,593,383	3,891,699
Contract asset – unbilled current portion	665,322	1,248,936
Prepaid expense and other current assets	1,163,489	490,817
Total Current Assets	26,691,501	29,701,774

Property and equipment, net	865,931	2,589,194

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	67,098	47,987
Contract asset – unbilled long-term portion	206,052	408,925
Operating lease – right-of-use asset	382,544	695,371
Customer relationships	427,050	525,600
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	128,799	171,732
Total Other Assets	22,117,843	22,755,915

Total Assets	$49,675,275	$55,046,883

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$493,405	$467,194
Accrued liabilities	1,065,034	988,092
Contract liability - deferred revenue	1,542,020	1,755,341
Lines of credit	3,385,867	6,000,000
Operating lease liability - current	52,669	90,156
Total current liabilities	6,538,995	9,300,783

Long-term liabilities:
Operating lease liability – less current portion	335,903	605,214

Total liabilities	6,874,898	9,905,997

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at March 31, 2022 and June 30, 2021	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at March 31, 2022 and June 30, 2021	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,637,929 and 19,351,935 issued and outstanding at March 31, 2022 and June 30, 2021, respectively	186,382	193,522
Additional paid-in capital	69,498,487	74,298,924
Accumulated deficit	(26,892,870)	(29,359,938)
Total stockholders’ equity	42,800,377	45,140,886

Total liabilities and stockholders’ equity	$49,675,275	$55,046,883

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021

Revenue	$4,555,906	$6,022,540	$13,469,170	$16,422,146

Operating expense:
Cost of services and product support	773,651	2,634,224	2,437,351	6,706,769
Sales and marketing	1,229,677	1,155,266	3,570,606	3,643,602
General and administrative	1,178,649	1,255,410	3,484,307	3,568,474
Depreciation and amortization	197,393	259,343	676,324	769,440
Total operating expense	3,379,370	5,304,243	10,168,588	14,688,285

Income from operations	1,176,536	718,297	3,300,582	1,733,861

Other income (expense):
Interest income	24,975	60,234	167,015	176,078
Interest expense	(13,919)	(4,248)	(20,120)	(76,700)
Unrealized gain (loss) on short term investments	(65,889)	(1,131)	(328,987)	54,434
Other gain (loss)	(5,649)	10,000	(88,730)	1,109,350
Income before income taxes	1,116,054	783,152	3,029,760	2,997,023

(Provision) for income taxes:	(28,038)	(9,955)	(122,859)	(46,141)
Net income	1,088,016	773,197	2,906,901	2,950,882

Dividends on preferred stock	(146,611)	(146,611)	(439,833)	(439,833)

Net income applicable to common shareholders	$941,405	$626,586	$2,467,068	$2,511,049

Weighted average shares, basic	19,019,000	19,555,000	19,255,000	19,511,000
Weighted average shares, diluted	19,422,000	19,942,000	19,579,000	19,744,000
Basic income per share	$0.05	$0.03	$0.13	$0.13
Diluted income per share	$0.05	$0.03	$0.13	$0.13

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$2,906,901	$2,950,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	676,324	769,440
Amortization of operating right of use asset	312,826	63,896
Stock compensation expense	320,199	249,733
Bad debt expense	391,667	516,694
Gain on disposal of assets	(24,737)	-
Gain on debt extinguishment	-	(1,109,350)
Loss on sale of property and equipment	107,820	-
(Increase) decrease in:
Accounts receivables	198,430	(1,508,097)
Long-term receivables, prepaids and other assets	(414,998)	293,042
(Decrease) increase in:
Accounts payable	26,210	1,091,304
Operating lease liability	(306,798)	(63,895)
Accrued liabilities	52,441	549,537
Deferred revenue	(213,321)	(452,633)
Net cash provided by operating activities	4,032,964	3,350,553

Cash flows from investing activities:
Sale of property and equipment	1,374,085	-
Purchase of property and equipment	(50,823)	(105,391)
Net cash provided by (used in) investing activities	1,323,262	(105,391)

Cash flows from financing activities:
Net (decrease) increase in lines of credit	(2,614,133)	1,340,000
Common Stock buyback/retirement	(5,212,452)	(508,243)
Proceeds from employee stock plan	109,177	114,430
Dividends paid	(439,833)	(439,833)
Payments on notes payable	-	(920,754)
Net cash used in financing activities	(8,157,241)	(414,400)

Net (decrease) increase in cash and cash equivalents	(2,801,015)	2,830,762

Cash and cash equivalents at beginning of period	24,070,322	20,345,330
Cash and cash equivalents at end of period	$21,269,307	$23,176,092

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$172,342	$55,772
Cash paid for interest	$21,607	$76,700
Cash paid for operating leases	$66,871	$71,200

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$234,447	$214,550
Dividends accrued on preferred stock	$439,833	$439,833

PARK CITY GROUP, INC.

Reconciliation of Non-GAAP Items – Recurring Revenue

	Three Months Ended, March 31		Nine Months Ended, March 31
	2022	2021	2022	2021
Recurring - Subscription, Support and Services	$4,553,844	$4,245,247	$13,259,456	$12,263,945
Non-Recurring - Services	-	326,535	81,618	584,394
Transaction Based - Marketplace	2,062	1,450,758	128,096	3,573,807
	$4,555,906	$6,022,540	$13,469,170	$16,422,146

Recurring Revenue as % of Total Revenue	99.95%	70.49%	98.44%	74.68%
Increase (Decrease) in Recurring Revenue ($)		$308,597		$995,511
Growth (Decline) in Recurring Revenue (%)		7.3%		8.1%